Exhibit 99.1

Contact: Brian K. Miller
Vice President — Finance
Tyler Technologies, Inc.
(972) 713-3720
bmiller@tylerworks.com

TYLER TECHNOLOGIES SECOND QUARTER 2004 OPERATING INCOME INCREASES 63%

Net Income Rises 50% on 22% Revenue Growth

Dallas, July 28, 2004 — Tyler Technologies, Inc. (NYSE: TYL) today reported that operating income for the quarter ended June 30, 2004 increased 63% compared with the same quarter of 2003, fueled by a 29% increase in software-related revenues (software licenses, software services and maintenance).

Total revenues for the quarter ended June 30, 2004 increased 22% to $44.3 million from $36.1 million in the same period last year. Software-related revenues grew in the aggregate 29% for the quarter, while appraisal services revenues declined 4%.

Tyler’s results include the operations of Eden Systems, Inc. since its acquisition by Tyler in December 2003. Pro forma revenues, as if the acquisition of Eden had occurred as of the beginning of 2003, increased 12% from $39.4 million in the three months ended June 30, 2003.

Operating income for the quarter ended June 30, 2004 was $5.0 million, compared with operating income of $3.1 million in the same quarter of 2003.

Net income for the three months ended June 30, 2004 was $3.0 million, or $0.07 per diluted share. Net income for the quarter ended June 30, 2003 was $2.0 million, or $0.04 per share.

Second quarter EBITDA, or earnings before interest, income taxes, depreciation and amortization, increased 51% to $7.8 million from $5.2 million in the second quarter of 2003.

Revenues for the six months ended June 30, 2004 increased 25% to $85.7 million from $68.5 million in 2003. Pro forma revenues for the first half of 2004 increased 16% from $74.2 million in the first half of 2003.

Operating income for the six months ended June 30, 2004 was $8.4 million, an increase of 74% compared to $4.8 million in 2003.

Net income for the six months ended June 30, 2004 was $5.1 million, or $0.11 per diluted share. Excluding an after-tax realized gain in connection with the cash sale of Tyler’s entire investment in H.T.E., Inc (HTE) in 2003, net income for the six months ended June 30, 2004 would have increased 65% from $3.1 million, or $0.07 per share, in the first six months of 2003. Including the after-tax realized gain of $16.2 million, or $0.35 per share, from the HTE investment, net income for the six months ended June 30, 2003 totaled $19.3 million, or $0.42 per diluted share.

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Tyler Technologies Second Quarter 2004
Operating Income Increases 63%
July 28, 2004

EBITDA for the six months ended June 30, 2004 was $14.1 million. Excluding the realized gain on the HTE investment in the first half of 2003, EBITDA in the first half of 2004 would have increased 55% over EBITDA of $9.1 million in the first half of 2003. EBITDA for the first six months of 2003, including the HTE gain of $23.2 million, totaled $32.3 million.

Free cash flow for the second quarter of 2004 was $5.5 million (cash provided by operating activities of $7.3 million minus capital expenditures of $1.8 million). For the second quarter of 2003, free cash flow was $3.5 million (cash provided by operating activities of $5.6 million minus capital expenditures of 2.1 million). Tyler has no debt and had $35.2 million in cash, short-term investments, and certificates of deposit at June 30, 2004.

“Tyler continued to show solid growth in both revenues and earnings in the second quarter, with exceptionally strong growth in our software revenues,” said John S. Marr, Jr., Tyler’s Chief Operating Officer. “We were pleased with our top-line growth, which included organic growth of approximately 11%. Expansion into new geographies and success in larger opportunities continue to be the primary drivers of internal growth. In addition, the Eden Systems acquisition contributed growth of approximately 11% in the second quarter.”

Mr. Marr added, “Tyler’s overall gross margin for the second quarter increased slightly to 38.6% from 38.4% in the same quarter last year, primarily due to a continuation of the positive shift in our revenue mix toward more software-related revenues. In the second quarter of 2004, 79.8% of our total revenues were software-related, compared to 75.8% of our revenues in the same quarter of 2003.

“Selling, general and administrative expenses declined to 25.8% of revenues in the current quarter from 27.8% in the same quarter last year. Operating income increased 63% from the second quarter of last year, and our operating margin grew to 11.3% from 8.5% last year.

“Cash flow continued to be very solid this quarter,” continued Mr. Marr. “In accordance with our plan, capital spending for software development declined from last year’s level. In addition, we continued to repurchase our common stock on the open market under the existing Board authorization. During the second quarter, Tyler repurchased approximately 327,000 shares of common stock at an average cost of $8.95 per share. As of June 30, 2004, we have just under 1.5 million shares remaining under our current repurchase authorization.

“Our guidance for the full year 2004 has not changed and our current outlook for the second half of the year is positive,” added Mr. Marr. “We continue to expect that revenue growth for the year 2004 will be in the range of 20% to 24%, with approximately half of the growth coming from the acquisition of Eden Systems. Net earnings for the full year 2004 are expected to be in the range of $12 million to $13 million, with fully diluted earnings per share of $0.27 to $0.29. Tyler’s effective income tax rate for 2004 is expected to be approximately 41%. In addition, we still expect that total capital expenditures in 2004 will be below 2003 expenditures, with capital spending in the range of $7.5 million to $8.0 million.”

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Tyler Technologies Second Quarter 2004
Operating Income Increases 63%
July 28, 2004

Tyler Technologies will hold a conference call on Thursday, July 29 at 12:00 noon Eastern Time to discuss the Company’s results. A live webcast of the call can be accessed on the Company’s Web site at www.tylerworks.com. A replay will be available on Tyler’s Web site following the conference call.

Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services to local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. More information about Tyler Technologies can be found on the World Wide Web at www.tylerworks.com.

Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

(Comparative results follow)

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TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Software licenses	$7,403	$6,157	$14,255	$11,617
Software services	13,274	9,541	24,876	17,247
Maintenance	14,657	11,698	28,238	22,633
Appraisal services	7,045	7,356	14,999	14,107
Hardware and other	1,884	1,383	3,357	2,856

Total revenues	44,263	36,135	85,725	68,460
Cost of revenues:
Software licenses	2,229	1,519	4,246	3,063
Software services and maintenance	18,662	14,565	35,855	27,847
Appraisal services	4,895	5,139	11,227	9,887
Hardware and other	1,377	1,049	2,472	2,156

Total cost of revenues	27,163	22,272	53,800	42,953
Gross profit	17,100	13,863	31,925	25,507
Selling, general and administrative expenses	11,412	10,061	21,939	19,162
Amortization of acquisition intangibles	670	725	1,592	1,510

Operating income	5,018	3,077	8,394	4,835
Realized gain on sale of investment in H.T.E., Inc.	—	—	—	23,233
Other income, net	41	137	143	146

Income before income taxes	5,059	3,214	8,537	28,214
Income tax provision	2,084	1,233	3,471	8,937

Net income	$2,975	$1,981	$5,066	$19,277

Earnings per common share:
Basic	$0.07	$0.05	$0.12	$0.43

Diluted	$0.07	$0.04	$0.11	$0.42

EBITDA (1)	$7,839	$5,204	$14,128	$32,349

Weighted average common shares outstanding:
Basic	41,420	42,881	41,443	44,408
Diluted	44,803	44,796	44,931	46,259

(1)	EBITDA consists of net income before interest, income taxes, depreciation and amortization. Although EBITDA is not a calculation in accordance with accounting principles generally accepted in the United States (GAAP), we believe that EBITDA is widely used as a measure of operating performance. Nevertheless, the measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with GAAP. In addition, since all companies do not calculate EBITDA in the same manner, this measure may not be comparable to similarly titled measures reported by other companies. The following reconciles EBITDA to net income for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net income	$2,975	$1,981	$5,066	$19,277
Amortization of acquisition intangibles	670	725	1,592	1,510
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,197	1,402	4,176	2,771
Interest income, net included in other income, net	(87)	(137)	(177)	(146)
Income tax provision	2,084	1,233	3,471	8,937

EBITDA (2003 includes $23,233 gross realized gain on sale of investment in H.T.E., Inc.)	$7,839	$5,204	$14,128	$32,349

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30,
	2004	December 31,
	(unaudited)	2003
ASSETS
Current assets:
Cash and cash equivalents	$17,981	$10,268
Short-term investments available-for-sale	9,736	11,669
Accounts receivable, net	42,476	38,411
Other current assets	4,953	4,237
Deferred income taxes	1,536	1,536

Total current assets	76,682	66,121
Property and equipment, net	6,375	6,505
Other assets:
Certificate of deposit	7,500	7,500
Goodwill and other intangibles, net	99,093	101,812
Other	292	314

Total assets	$189,942	$182,252

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$56,469	$51,148
Deferred income taxes	13,182	13,182
Minority interest	36	15
Shareholders’ equity	120,255	117,907

Total liabilities and shareholders’ equity	$189,942	$182,252